Operator

Good day ladies and gentlemen and welcome to your Scientific Learning Second Quarter Earnings Conference Call. My name is Bernie (ph) and I will be your co-coordinator today.

(Operator’s Instructions).

I would now like to turn the program over to your host for today Ms. Jane Freeman, Senior Vice President and CFO.

Jane Freeman – Scientific Learning – SVP and CFO

Thank you. Before we proceed, I’d like to inform you that during the course of this conference call, we’ll make projections and other forward-looking statements that are subject to the Safe Harbor created by the Federal Securities Law. They include statements related to projected levels of revenue, sales, margins, expenses, profit or loss, cash flow and other financial results and the drivers behind them, trends in the K-12 education market, including available funding, results that may be achieved by the use of our products and new product’s introductions. Such statements are subject to material risks and uncertainties, and the results may differ from our projections.

Our filings with the Securities and Exchange Commission include additional information about objectives that could cause future results to differ from those discussed in this call. We will be filing a transcript of this conference call with our press release in an 8-K next week. During the call, we would be discussing booked sales, which is a non-GAAP financial measure. We believe booked sales is a better measure of current sales activity than revenue.

A reconciliation of booked sales, revenue and deferred revenue is in the supplemental information posted with the earnings release in the investor information section of our Website at www.scientificlearning.com. Commercial reproduction and distribution of this conference call maybe made only after written permission. A replay will be available on our Website. And now I would like to turn the call over to Bob Bowen, our Chairman and CEO.

Bob Bowen – Scientific Learning – Chairman and CEO

Thanks Jane. Booked sales for the second quarter were phenomenal for our unique family of Fast ForWord® software products and services. K-12 booked sales were up 75% over last year’s second quarter. This is well above the guidance we provided to you and sets the basis for a strong second half financial performance from both a P&L and a balance sheet perspective. This growth rate is even more remarkable in light of the tough K-12 environment and is evidence that news of the significant results school districts are achieving with Fast ForWord is spreading in this tight community of educational leaders.

As I am sure everyone on this call is aware, the School District of Philadelphia entered into a $10.4 million contract with Scientific Learning to license Fast ForWord software products for use in an additional 175 schools. These licenses are for the same products as used in the prior school year and include only one of our three newer Fast ForWord to Reading products. This leaves room for the sale of additional products to enable Philadelphia struggling readers to quickly reach or exceed grade level proficiency. It brings the total schools using Fast ForWord in Philadelphia to 236.

Philadelphia also purchased implementation services and ongoing support for five years. The five year implementation plan calls for us to provide all of the first year project management, training, technical installation, consulting and support. We will then begin a transition of training and certifying Philadelphia personnel to assume responsibility for the training and level 1 support. We will continue to have full time Scientific Learning personnel onsite in Philadelphia for the entire five year period.

Philadelphia’s decision to dramatically expand the use of Fast ForWord was based on the successful implementation of the first 61 schools and the significant gains made in reading achievement with the struggling readers who used Fast ForWord. It is also attributable to the strong leadership of Paul Vallas, the CEO of the Philadelphia Public Schools and his excellent team, as well as Paul’s personal experience with Fast ForWord.

Excluding the Philadelphia transaction, it was still an exceptional quarter for booked sales. With Philadelphia removed from both the second quarter of 2003 and the second quarter of 2004, sales were up almost 50%. We closed 29 transactions over $100,000 in the quarter, including Philadelphia compared to 21 in the second quarter last year. This includes a major expansion of Fast ForWord in the Christina School District, the largest Delaware school district. They added 13 more schools, bringing the total schools using Fast ForWord to 19.

Some of the large transactions we closed in the second quarter were anticipated to be closed in the third quarter. We are delighted, since this will allow students to start using Fast ForWord as soon as school opens.

As you will recall, our fourth quarter of 2003 was a disappointing sales quarter. This was the result of the technical issues that we encountered with the introduction of the new Gateway Edition of Fast ForWord. We reported to you last quarter that these issues had been resolved, and the Fast ForWord Gateway Edition 2.0 was released to the market in March.

After the call last quarter, some of you inquired about when we would see a catch up in delayed sales from the fourth quarter of 2003. I believe you will agree that we are back on track with our K-12 growth goal of 20% to 30%. Our compounded growth rate for 2002, 2003 and YTD 2004 is now well in excess of 30% in a market that has been flat to up slightly. This is more evidence of the uniqueness and power of our solution in reaching struggling readers.

Our revenue for the quarter was $7.8 million. This is below the guidance range of $7.9 million to $8.2 million. The miss is due to a shift in mix and is actually a positive strategic result. Almost all of our customers are now purchasing our unique online monitoring and diagnostic system, Progress Tracker. The revenues associated with this mix shift are not lost, but will be recognized in future quarters. This is evident in our large and rapidly growing deferred revenue balance, which was $25.1 million at quarter-end. This is almost as large as our entire revenue for all of 2003.

For the quarter our operating income was up 64%, and net income was $353,000 or $0.02 cents a share. This is above the high-end of the guidance range we provided you.

In the quarter, we continued to make excellent progress on our key strategic and operational goals. These goals are focused on making Fast ForWord a vital solution in the mainstream reading intervention market, increasing the effectiveness of our K-12 sales and marketing efforts, and building on our scientific-based research differentiation.

Effective implementation is a major element in our drive to reach the mainstream reading intervention market. The development and introduction of the Gateway Edition of Fast ForWord has made our family of software products much easier to deploy and maintain in a K-12 technology environment. It also made Fast ForWord much easier to administer and use. Fast ForWord software can now be adapted quickly and effectively to thousands of unique district and school technology configurations. Finally, we have a product that can scale and support thousands of students running on Fast ForWord software in a district. This is essential in our drive to assist school districts in closing the reading achievement gap for millions of struggling readers.

We continue to have success in attracting top service professionals to our organization. Because of our sales success and the number of large transactions, we have added two regional service directors to our service organizational structure. One of these positions was filled through an internal promotion, and the other was recruited from the outside. Both are very experienced at leading large technology focused service teams in large scale K-12 implementations. Management strength and experience are keys to executing our service strategy which is focused on the Scientific Learning planning and implementation methodology, as well as best practices.

In the second quarter, we continued our pattern of selling more services and support with each transaction. Our goal for the year is that 10% of K-12 sales will be from onsite services. In the second quarter, it was 14%. Service and support sales were up 100% over last year’s second quarter. This reflects the commitment of our sales organization to selling these required services, as well as our service teams’ skill in delivering high quality services that add significant value for customers. The performance of struggling readers improves significantly when Fast ForWord is effectively implemented, protocols are followed, and content is completed.

We also completed the development of Fast ForWord to Reading 1 and 2 and are in the final stages of field testing before releasing these new products this fall. This provides our customers with four Fast ForWord to Reading products to be used after Fast ForWord Language and Fast ForWord Language to Reading. The Fast ForWord to Reading Series is targeted at the reading standards for grades 1 through 4 and continues the development of the foundational cognitive skills that are required to read and learn in the context of the key reading skills. Through the use of these products students improve both their fluency with these required cognitive skills, as well as the reading skills that are measured in state assessments.

We completed our first national user conference. It was a marvelous event with Fast ForWord users from school districts across the country. Dr. Virginia Mann, a leading reading researcher at the University of California, Irvine, and a consultant on the Fast ForWord to Reading Series, provided the opening keynote address. Dr. Steve Miller, Senior Vice President for Research and Outcomes and one of our founding scientists opened the second day. Over the two day period users were provided with a number of optional learning tracks focused on best practices for implementing and effectively using Fast ForWord. Sessions were led by Scientific Learning staff, as well as users. This conference resulted in numerous district expansions of Fast ForWord. Most importantly, these educators left with a deeper understanding of the science and research that led to the development of Fast ForWord, as well as solid plans for improving and expanding their use of these unique products. Participants also left anxious to share their experience and the powerful Fast ForWord message with other educators.

We also made excellent progress on our second key goal of improving the effectiveness of K-12 sales and marketing. We exceeded our second quarter productivity goal by a large margin, with the number of large transaction up 38%. The size and number of large transactions is being positively impacted by our initiative to engage top district and state leaders in 30 years of neuroscience research on how the brain learns to read. These educational leaders are participating in at least one in-depth session with our scientists, Chief Education Officer, national consultants, and/or educational advisors. This initiative is also producing positive results on our drive to shortening the sales cycle for achieving major expansion of the Fast ForWord software in a school district.

We had a very successful conference at the Annual International Reading Association Meeting, where we launched our new Fast ForWord to Reading 1 and 2. Dr. Paula Tallal, one of our founders and the co-director of the center for molecular and behavioral neuroscience at Rutgers University, provided a keynote address. We had five additional invited speakers at this conference. It is clear that brain research is a hot topic in education as is the demand for scientific-based solutions to address the large and persistent reading achievement gap.

As part of our strategic planning process, which we completed in the second quarter and will submit to our Board of Directors for their input and approval on Thursday, we have made the decision to accelerate the hiring of more direct sales representatives. This will include adding another tier of sales representatives. Our account managers are experienced, proven veterans at selling large, complex technology-based solutions into education. This additional tier of account representatives will typically have less educational selling experience than our account managers but will have experience with Fast ForWord, reading solutions, technology, and/or implementation of technology solutions in school districts. These account representatives will be mentored by an account manager and focus on smaller sales opportunities. These account representatives will provide a needed developmental pipeline for future account managers; and if successful, provide a ready supply of talented sales professionals as we continue to grow. We are now planning for 29 account managers and four account representatives by year-end. This would place us in a strong position to continue our rapid growth rate inline with our anticipation that there will be a pick up in state funding for 2005.

Our third goal is focused on continuing to build our research differentiation in the marketplace. As already discussed, our experts and independent researchers are increasingly being invited to present research on results being achieved through the use of Fast ForWord software at major educational meetings across the country, the research on results being achieved through the use of Fast ForWord software. This provides the platform needed to make in-depth presentations about our compelling research. This important messaging work is gradually increasing the awareness of Fast ForWord and how this solution provides educational leaders with a strategy for responding to rigorous accountability laws.

We have packaged for release eight more district-based, independent research studies. In the second quarter, we entered into agreements with 30 more districts to complete research studies on their results from Fast ForWord software.

Stanford University will be enrolling students from two school districts this fall in their second major, independent research study of Fast ForWord. This will involve both experimental and control groups for struggling, as well as average readers. All groups will be administered pre and post- reading tests, as well as brain scans. The experimental groups will use a sequence of Fast ForWord products.

The Hong Kong Polytechnic University is also initiating an independent research study on Fast ForWord. This study will involve Chinese students who are performing below expectations in reading Chinese as well as with English.

Based on our exceptionally strong second quarter booked sales performance, we are raising our guidance on booked sales for the year, as well as earnings. Jane Freeman will provide you with specific guidance for the year and the third quarter. She will also provide more detail on the second quarter and YTD financials, as well as her own perspective on the business.

Jane.

Jane Freeman – Scientific Learning – SVP and CFO

Financial Results

Thanks Bob. It was a terrific quarter with sales and profits both ahead of expectations. Overall sales were $18.2 million, up 65% compared to $11 million last year and as Bob said, well ahead of the guidance of $12.4 to $13.4 million for the quarter. K-12 sales increased 75% to $16.8 million, compared to $9.6 million last year. And while Philadelphia was the most significant transaction during the quarter, the strength of the quarter was very broadly based. Excluding Philadelphia in both years, sales were up by 46% and were well represented around the country in different types of customer districts.

The Philadelphia transaction covers a purchase of our software products and five years of service and support. Only $6 million from this contract was included in the booked sales number for the second quarter. This is the value of the software and the first year of service and support.

The software license begins in August, and about 95% of this $6 million we booked in the second quarter will be recognized ratably over the 12 months, beginning August 1st. So that’s 45% of the $6 million will be recognized in this calendar year. The balance of the $10.4 million contract or $4.4 million will be booked in each year when the service and support becomes current.

Because of the Philadelphia contract, almost 90% of the sales during the quarter came from existing customers. This is consistent with our long term goal of seeding and then expanding in school districts. We made continuous progress on two important objectives, expanding the number of large sales and increasing the sales of services to provide effective implementation. Sales that are not K-12 business, were $1.3 million compared to $1.4 million last year.

During the quarter, we also made our first sale of Fast ForWord to Reading 1 and 2. We will begin to recognize revenues from those sales when we begin shipping products later this fall.

Income Statement

Revenue for the quarter was disappointing and totaled $7.8 million. It increased 6% year over year and was slightly below our previous guidance for the quarter. The shortfall was on the amount of software we recognized as revenue. Software revenue was $6 million and declined 3% year over year. With sales well above guidance, the reason for the software revenue shortfall was a different mix than expected in our K-12 business.

Our software revenue recognition is determined by what products the customers purchase and the date our licensing contracts begin. The product mix affects how much of our software license sales are recognized at shipment. One of the major, strategic positives for the quarter is that almost all of our customers are now purchasing Progress Tracker, our Internet-based reporting tool with their initial purchase. Strategically, this is a huge positive because Progress Tracker connects all levels of our customers, district administrator, principals, teachers and lab administrators to results information and tools to improve learning.

In addition, it provides us with a detailed view and diagnostics on a customer’s use of Fast ForWord and the quality of each district’s, school’s, classroom’s and lab’s implementation. Since Progress Tracker is effectively an Internet-based service, we recognize the revenue from those sales over the life of the support agreement. With almost all customers purchasing Progress Tracker in the second quarter, more of our software revenue has been deferred into the future.

Revenue recognition for software begins with the date the customer’s license rights begins. This year, we had fewer spring and summer school implementations, and more of our contracts began for the fall back-to-school season. This also resulted in software revenues being deferred into later quarters. Ever since the total revenue increased 59%, it was on target with our plans.

Growth margins were 79% in the quarter, equal to last year’s level. Both software and service and support margins improved year over year but the mix shifted more toward services and support, as expected. Software gross margins increased to 93%, from 89% last year, primarily due to lower royalty rates but also some due to lower procurement and freight costs.

Services support margins were 34%, up from 27% last year, primarily due to leverage on fixed costs. As we expected, our customers are now stabilized on Gateway Edition 2.0 and the higher support costs associated with the Gateway introduction are now behind us.

In addition, we made a modest profit on the customer conference. Operating expenses in the quarter were $5.7 million and increased 3% year over year. Operating expenses were somewhat lower than we planned. Some projects, which we expected to take place in the second quarter, will now begin later in the year. Operating income was $426,000, up 64%, compared $260,000 last year.

Our net income was $352,000 compared to a loss of $56,000 last year and earnings per share were $.02, compared to a loss – range of guidance of a penny to ($.01) and break even last year. All of this was ahead of guidance. We had 16.6 million shares outstanding at the end of the second quarter.

Balance Sheet

With sales of $18.2 million and revenue of $7.8 million, we added $10.3 million to our differed revenue balance.

Deferred revenue increased 54% to $25.1 million at the end of the quarter. About 90% of this revenue will be recognized over the next 12 months. Accounts receivable were $15.8 million at the close of the quarter, compared to $6.5 million last year. As expected, DSOs lengthened and were 78 days compared to 53 days last year. Since the end of the quarter, we’ve collected $10.4 million in cash of these receivables and have now paid off $3 million in debt on our balance sheet at June 30th.

Outlook

As a result of the excellent results in the second quarter, we are raising our guidance for the year for sales, revenue, net income and earning per share. Sales are now expected to be in the range of $40 million to $42 million. This represents an overall increase compared to 2003 of 30% to 35% to higher rates of growth in our K-12 business. We are increasing our revenue guidance for the year to the range of $33 million to $34 million. This is an increase of 15% to 18% year over year.

The increase in revenue guidance is more modest than the sales guidance. We now anticipate that our product mix for the balance of the year will be consistent with the second quarter and that almost all of our customers will purchase Progress Tracker. This will result in more revenue from sales being deferred. Despite this change in mix, revenue growth is expected to accelerate to the second half of the year. Revenue growth is expected to be in the 20% to 25% range. We are also planning to accelerate our investment in growing our business.

In addition to adding to our field sales organization, we plan to invest in more sales support activities and will increase our R&D spending for next year’s product introductions. Net income is now expected to be in the range $2.6 million to $3.6 million per year, which is almost three times the $858,000 dollars we earned in 2003 and earnings per share are expected to be in the range of $.16 to $.19 cents compared to $.05 last year.

Q3 Outlook

So, the third quarter, sales are expected to be in the range of $9.6 to $10.6 million, an increase of 5% to 15% compared to last year’s third quarter. As Bob mentioned, some of the business we expected to book in Q3 was actually completed in the second quarter. For the first nine months of the year, sales are expected to increase almost 40%, compared to the first nine months of 2003. Revenues are expected to be in the range of $9 to $9.4 million, an increase of 12% to 17%.

We should see growth in software revenue during the quarter, so service and support will continue to grow faster as our installed base increases and we delivered a higher level of services sold in previous quarters. Operating expenses are expected to grow at a mid-teens rate if we invest more in R&D and sales and marketing.

Last year’s results benefited from a one-time licensing fee for our intellectual property to Neuroscience solutions at $425,000 or $.03 per share. As a result, we do not expect to see much change in net income from last year’s third quarter. Net income is expected to be in the range of $1.1 to $1.4 million compared to $1.3 million last year, and earnings per share is expected to be in range of $.06 to $.08, compared to $.08 in the third quarter of 2003.

And now I would like to turn the call back over to Bob to wrap up.

Bob Bowen – Scientific Learning – Chairman and CEO

Thanks Jane. The second quarter was exceptional, with K-12 booked sales up 75% and well ahead of guidance. Operating expenses continue to be well managed, and net income was well above guidance. We have effectively addressed technical issues with the new Fast ForWord Gateway Edition 2.0, and our customers are very pleased as you can see by the sales numbers. We are selling more onsite services with each transaction. Sales productivity levels are well ahead of plan and at record levels. Independent research continues to emerge, demonstrating the power of Fast ForWord in rewiring the brain of struggling readers of all ages. This is a must for them to perform at or above standard.

As we enter the third quarter, our sales pipelines are at record levels, and while the environment remains challenging, funds are being released and spent more quickly by school districts. Most importantly, Fast ForWord is focused on a critical national problem. Independent research from school districts across the country continues to demonstrate that change in students reading performance is both fast and enduring with Fast ForWord software. We have designed a strategy that is working, and a strong experienced management team is in place to execute the strategy.

Finally, I need to recognize our employees who have surpassed aggressive productivity, sales, and profit goals, while delivering high quality products and services to our customers. Our employees are committed to our important mission, and our customers will tell you they go the extra mile for them. I am very proud of their excellent work.

We will be glad now to take any questions that you might have.

QUESTION AND ANSWER

Operator

Ladies and gentlemen, this begins our Q&A session.

(Operator Instructions).

Sir, your first question comes from Jeff Nixon of MCM. Please proceed, sir.

Jeff Nixon – MCM – Analyst

Good afternoon.

Bob Bowen – Scientific Learning – Chairman and CEO

Hi, Jeff.

Jeff Nixon – MCM – Analyst

Hi, I was just trying to understand the guidance – it was a little confusing because you keep going back between booked sales and report of revenue. Did you say that you expect booked sales for the first nine months to be about 40%, which if I quickly do the Math, means you did $9 or $9.2 million last year? So you’re expecting a similar amount in the third quarter?

Jane Freeman – Scientific Learning – SVP and CFO

Well, we said that for the third quarter, booked sales would be between $9.6 and $10.6 million.

Jeff Nixon – MCM – Analyst

Yes and I guess Bob had said that the pipeline was still pretty strong.

Bob Bowen – Scientific Learning – Chairman and CEO

Yes.

Jeff Nixon – MCM – Analyst

But that’s like year over year?

Bob Bowen – Scientific Learning – Chairman and CEO

Yes Jeff, what we’re saying is that our total pipeline for the balance of the year is at a record level – well in excess of last year. But on the other hand, we cleaned out a portion of the third quarter. Some of the third quarter we moved into the second quarter.

Jeff Nixon – MCM – Analyst

Yes, OK.

Bob Bowen – Scientific Learning – Chairman and CEO

If you look at the pipeline, it’s still very strong for the balance of the year and well in excess of what we feel we need to get for the guidance that we’re giving you.

Jeff Nixon – MCM – Analyst

OK, and then how much of that $19.3 – did you put all of the number that you reported in the press release earlier on Philadelphia, is that in that $19.3?

Jane Freeman – Scientific Learning – SVP and CFO

No, the contract value for Philadelphia is $10.4 million, and $6 million of that got booked in sales during the quarter. There was actually no revenue, but in the deferred revenue and in the booked sales number, it’s $6 million.

Jeff Nixon – MCM – Analyst

And then what happens to the other $4.4?

Jane Freeman – Scientific Learning – SVP and CFO

Well, those are for out years of service and support. Next year, when that service and support rolls around, we’ll book it into sales then.

Jeff Nixon – MCM – Analyst

I see, OK. And is that part of what’s going on all the time with booked sales?

Jane Freeman – Scientific Learning – SVP and CFO

It depends. Most of the time, when we make a sale, it usually doesn’t have more than a year’s life.

Jeff Nixon – MCM – Analyst

OK.

Jane Freeman – Scientific Learning – SVP and CFO

It is a little unusual. We do make some multi-year sales but they’re not the norm. The only thing that we would record is booked sales, and it would go into deferred revenue. Deferred revenue has no contingencies. In some contracts, there are funding out clauses for later periods.

Jeff Nixon – MCM – Analyst

Yes.

Jane Freeman – Scientific Learning – SVP and CFO

So we don’t record anything that has any contingencies associated with it into our financial statement.

Jeff Nixon – MCM – Analyst

OK.     And then finally, when you talk about things like some schools starting to spend money on, I guess you know there is nothing better sign than that to see some a large deal signed. Is there any correlation between a state’s fiscal problems or fiscal difficulties and the behavior of the schools? Or if the schools want this, are they just going ahead and buying it?

Bob Bowen – Scientific Learning – Chairman and CEO

Well, there are two contradictory forces at play here. One is these rigorous accountability laws where they now have accountability toward moving each sub-group in their school and in the district forward. They can no longer play just the average; they’ve got to look at each sub-group. So, you’ve got big demand at the same time as lingering budgetary problems. In most states schools are beginning to see state revenues improving.

So what they’re anticipating for this coming school year, is not more budget cut. They will not get a lot of new state money, but the federal increases in dollars are being released. We are very hopeful that the combination of rising state tax revenue and federal funding will have a big positive impact on education spending for the 2005-2006 school year.

Right now, we are able to sell based on this powerful research and the ability to help move struggling readers forward and respond to these rigorous accountability laws.

Jeff Nixon – MCM – Analyst

OK, and so really, it’s not like California – they are finding the money if they need it?

Bob Bowen – Scientific Learning – Chairman and CEO

Yes, in fact, we had a very good quarter, and California is very promising.

Jeff Nixon – MCM – Analyst

Great, thank you, great job.

Bob Bowen – Scientific Learning – Chairman and CEO

Thanks Jeff.

Operator

(Operator’s Instructions).

Your next question comes from Trace Urdan of ThinkEquity Partners.

Bob Bowen – Scientific Learning – Chairman and CEO

Hi, Trace.

Trace Urdan – ThinkEquity Partners – Analyst

Hi, good afternoon, congratulations.

Bob Bowen – Scientific Learning – Chairman and CEO

Thank you very much.

Trace Urdan – ThinkEquity Partners – Analyst

I’ve got a couple of questions, and I apologize if you haven’t already calculated it, but I was wondering if you were able to calculate (excluding Philadelphia) what percentage of your booked sales came from existing customers versus new customers?

Jane Freeman – Scientific Learning – SVP and CFO

I haven’t calculated that, but I’ll calculate it as soon as the call is over, and I will call you.

Trace Urdan – ThinkEquity Partners – Analyst

OK, fair enough. And then the other question was whether you have a measure of sales force productivity for this year versus last year? And is that excluding Philadelphia?

Jane Freeman – Scientific Learning – SVP and CFO

Well, the target for the year was $1.3 million per sales rep. So, we expect to surpass that. I could go back and calculate that excluding Philadelphia; I just I haven’t done it.

Trace Urdan – ThinkEquity Partners – Analyst

OK, but how about percentage on a qualitative basis; do you feel good about those metrics?

Bob Bowen – Scientific Learning – Chairman and CEO

We would do well ahead of that number. I can tell you this because when we backed Philadelphia out, we were up 50% in K-12 , way ahead of our productivity goals.

Trace Urdan – ThinkEquity Partners – Analyst

And are you guys out there in the market trying to hire at this point? What does the employment market look like for sales people in this space right now?

Bob Bowen – Scientific Learning – Chairman and CEO

Well, one of the advantages we have is that we are growing rapidly, and of course sales people are attracted to that, because that’s the way they make their money – through growth.

These are educational sales reps, and they’ve been in this business a long time. To be associated with a new base of research and being able to offer something very unique (not what they’ve sold before) is exciting. We’re adding value and protecting the investment that school districts have already made in their instructional programs and also in aiding teachers to do their jobs.

So while we’re still having success with hiring strong sales candidates, finding people is a challenge to make sure we get a good fit because we want experience in the business and the industry, selling these technology solutions. We also need to be persuaded that the sales rep has the ability to sell a different kind of product that is unique. So, it takes some conceptual selling, as well as, really knowing the industry.

Trace Urdan – ThinkEquity Partners – Analyst

Of course. OK, thank you.

Operator

Sir, you have no further questions at this time.

Bob Bowen – Scientific Learning – Chairman and CEO

We’ll just wait a second and see if somebody else has another question.

Operator

(Operator’s Instructions).

Mr. Bowen, there are no more questions at this time.

Bob Bowen – Scientific Learning – Chairman and CEO

Good, OK, great.

We’d like to thank everyone again for the time you took to participate in the call. We would remind you that if you do have additional questions, Jane and I will be available and we’ll be glad to take individual calls. Again, thank you for participating and for your time as well.

Operator

Ladies and gentlemen, thank you for your participation. This concludes your conference call. You may now disconnect.

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Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands

	Second Quarter		Third Quarter			Year

	2004A	2003A	2004 Estimated Range		2003A	2004 Estimated Range		2003A
Booked Sales	$18,154	$11,034	$9,600	$10,600	$9,177	$40,000	$42,000	$30,634
Less Revenue	$7,823	$7,357	$9,000	$9,400	$8,017	$33,000	$34,000	$28,696

Net increase in current and long-term deferred	$10,331	$3,677	$600	$1,200	$1,160	$7,000	$8,000	$1,938

Beginning balance in current and long-term deferred	$14,762	$12,667	$25,093	$25,093	$16,345	$17,522	$17,522	$15,584
Ending balance in current and long-term deferred	$25,093	$16,345	$25,693	$26,293	$17,504	$24,522	$25,522	$17,522

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a better indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

The information included above for the 2004 second quarter and full year is a projection, subject to the safe harbor created by Section 27A of the federal securities law. This projection is subject to substantial risks and uncertainties. Actual results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; and other risks detailed in the Company’s SEC reports.

July 27, 2004